                                                                    EXHIBIT 12.1



URS CORPORATION AND CONSOLIDATED SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                ,                       NINE MONTHS ENDED
                                                         YEAR ENDED OCTOBER 31                                JULY 31,
                                       -----------------------------------------------------------    ----------------------
                                         1997         1998        1999        2000         2001          2001         2002
                                       ---------   ---------   ---------    ---------    ---------    ---------    ---------
                                                                (IN THOUSANDS, EXCEPT FOR RATIO DATA)
Fixed charges:
  Interest expense .................   $   4,802   $   8,774   $  34,589    $  71,861    $  65,589    $  50,736    $  37,008
  Amortization of debt discount ....          --         642       1,587        3,467        3,663        2,692        2,801
  Interest portion of rentals (1) ..       4,981      10,202      16,709       23,389       25,484       18,664       20,192
  Preference security dividend
  requirement (2) ..................          --          --       6,060       15,297       16,629       12,311        9,898
                                       ---------   ---------   ---------    ---------    ---------    ---------    ---------
    Fixed charges subtotal .........       9,783      19,618      58,945      114,014      111,365       84,403       69,899
                                       ---------   ---------   ---------    ---------    ---------    ---------    ---------

Earnings:
Income before taxes ................      19,205      41,467      66,281       91,598      104,152       69,110       80,934
  Fixed charges included in earnings       9,783      19,618      58,945      114,014      111,365       84,403       69,899
                                       ---------   ---------   ---------    ---------    ---------    ---------    ---------
Earnings from continuing operations
 available before fixed charges ....      28,988      61,085     125,226      205,612      215,517      153,513      150,833

Less: Preference security dividend
 requirement (2) ...................          --          --      (6,060)     (15,297)     (16,629)     (12,311)      (9,898)
                                       ---------   ---------   ---------    ---------    ---------    ---------    ---------

    Earnings subtotal ..............   $  28,988   $  61,085   $ 119,166    $ 190,315    $ 198,888    $ 141,202    $ 140,935
                                       ---------   ---------   ---------    ---------    ---------    ---------    ---------

Ratio of earnings from continuing
 operations to fixed charges .......         3.0         3.1         2.0          1.7          1.8          1.7          2.0

----------
(1) Calculated as one-third of operating rental expense.

(2) The preferred stock dividend requirement is included in fixed charges (i.e. the denominator of the ratio calculation) but excluded from earnings (i.e. the numerator of the ratio calculation) because the amount of such preferred stock dividend requirement was not deducted in arriving at the registrants pre-tax income from continuing operations.